Exhibit 6
Waiver of Piggyback Registration Rights
     The undersigned, Eaturna LLC (the “Holder”), is the holder of 923,873 shares of common stock (the “Shares”) of Grill Concepts, Inc. (the “Company”). The Shares were originally issued to Starwood Hotels and Resorts Worldwide, Inc. (“Starwood”) and were subject of an Investor Rights Agreement (the “Investor Rights Agreement”) between the Company and Starwood, dated July 27, 2001. The Holder acquired the Shares from Starwood in March 2007 and, in connection with the acquisition of the Shares, acquired all of Starwood’s rights under the Investor Rights Agreement.
     The Company intends to enter into Subscription Agreements (the “Subscription Agreements”) with several investors (the “Investors”), pursuant to which such Investors will purchase up to approximately $14 million in Company common stock and related warrants. The Subscription Agreements and related Registration Rights Agreement (the “Registration Rights Agreement”) provide that the Company will cause the securities purchased under the Subscription Agreement to be registered under the Securities Act of 1933, as amended, through the filing of one or more registration statement(s) with the Securities and Exchange Commission (such filing(s), the “Registration Statement(s)”).
     Pursuant to Section 3(b) of the Investor Rights Agreement, the Holder would have the right to request that the Shares be included in such Registration Statement(s). The Holder acknowledges that the proposed transaction will enhance the value of the Shares and that the Holder is executing this waiver as a material inducement for the Investors to enter into the proposed transaction.
     The Holder hereby waives its right to have any of the Shares included in such Registration Statement(s) when filed. The Holder agrees and acknowledges that it has no other right or claim to have notice of the transactions contemplated by the Subscription Agreements and the Registration Rights Agreement (or with respect to the registration of securities related to such transaction) and that it has no other rights or claims to have its securities registered in connection with such transactions.
     The Holder waives no other rights that it has under the Investor Rights Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Waiver as of July 2, 2007.

EATURNA LLC
By:	/s/ Robert Fell
	Name:	Robert Fell
	Title:	Chairman